Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Cortexyme, Inc.

South San Francisco, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 16, 2020, relating to the financial statements of Cortexyme, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BDO USA, LLP
San Jose, California

March 16, 2020